Exhibit 99.1

Morgan Stanley Second Quarter 2021 Earnings Results

Morgan Stanley Reports Net Revenues of $14.8 Billion, EPS of $1.85 and ROTCE of 18.6%

NEW YORK, July 15, 2021 – Morgan Stanley (NYSE: MS) today reported net revenues of $14.8 billion for the second quarter ended June 30, 2021 compared with $13.7 billion a year ago.  Net income applicable to Morgan Stanley was $3.5 billion, or $1.85 per diluted share,1 compared with net income of $3.2 billion, or $1.96 per diluted share,1 for the same period a year ago. The comparisons of current year results to prior periods were impacted by the acquisitions of E*TRADE Financial Corporation (“E*TRADE”), reported in the Wealth Management segment, and Eaton Vance Corp. (“Eaton Vance”), reported in the Investment Management segment.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm delivered another very strong quarter, with contributions from all of our businesses. Our Wealth and Investment Management businesses attracted $120 billion in flows and Institutional Securities generated over $7 billion in revenues. With our transformed business model providing more stable and durable earnings, we have doubled our dividend and announced a $12 billion buyback as we move to return our excess capital to shareholders. Our global franchise is very well positioned to drive further growth.”

Financial Summary[2,3],4
Firm ($ millions, except per share data)	2Q 2021	2Q 2020

Net revenues	$14,759	$13,660
Provision for credit losses	$73	$239
Compensation expense	$6,423	$6,035
Non-compensation expenses	$3,697	$3,031
Pre-tax income[9]	$4,566	$4,355
Net income app. to MS	$3,511	$3,196
Expense efficiency ratio[7]	69%	66%
Earnings per diluted share	$1.85	$1.96
Book value per share	$54.04	$49.57
Tangible book value per share	$40.12	$43.68
Return on equity	13.8%	15.7%
Return on tangible equity[5]	18.6%	17.8%
Institutional Securities
Net revenues	$7,092	$8,199
Investment Banking	$2,376	$2,051
Equity	$2,827	$2,627
Fixed Income	$1,682	$3,041
Wealth Management
Net revenues	$6,095	$4,704
Fee-based client assets ($ billions)[10]	$1,680	$1,236
Fee-based asset flows ($ billions)[11]	$33.7	$11.1
Net new assets ($ billions)[12]	$71.2	$20.4
Loans ($ billions)	$114.7	$85.2
Investment Management
Net revenues	$1,702	$886
AUM ($ billions)[13]	$1,524	$665
Long-term net flows ($ billions)[14]	$13.5	$15.4

Highlights

•	Firm net revenues of $14.8 billion and net income of $3.5 billion reflect strong performance with contributions across each of our business segments and geographies.

•	The Firm delivered ROTCE of 18.6% or 19.0% excluding the impact of integration-related expenses.[5,6]

•	The Firm expense efficiency ratio was 69% or 68% excluding the impact of integration-related expenses.[6,7]

•	Common Equity Tier 1 capital standardized ratio was 16.7%.

•	The Firm doubled its quarterly common stock dividend to $0.70 per share and increased its share repurchase authorization of outstanding common stock up to $12 billion, over the next 12 months.

•	Institutional Securities net revenues of $7.1 billion reflect strong results as clients remained active across Investment Banking and Equity.

•
Wealth Management delivered a pre-tax margin of 26.8% or 27.8% excluding integration-related expenses.[6,8]  Results reflect higher asset management fees, growth in bank lending, as well as net new assets and fee-based flows of $71 billion and $34 billion, respectively.

•	Investment Management results reflect strong asset management fees on AUM of $1.5 trillion which includes $13.5 billion of positive long-term net flows across all asset classes.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $7.1 billion compared with $8.2 billion a year ago. Pre-tax income was $2.5 billion compared with $3.0 billion a year ago.9

Investment Banking revenues up 16% from a year ago:

•	Advisory revenues increased from a year ago on higher M&A completed transactions.

•	Equity underwriting increased from a year ago driven by higher volumes in traditional IPOs partially offset by lower revenues from convertible issuance and follow-on offerings.

•	Fixed income underwriting revenues decreased from a year ago primarily due to lower investment grade and non-investment grade bond issuances partially offset by strength in non-investment grade loans.

Equity net revenues up 8% from a year ago:

•
Equity net revenues increased from a year ago driven by high levels of client activity with particular strength in Asia. Results reflect higher revenues in prime brokerage partially offset by declines in cash equities and derivatives driven by lower volatility and volumes compared to a year ago.

Fixed Income net revenues down 45% from a year ago:

•	Fixed Income net revenues declined versus the prior year due to lower bid-offer spreads and volatility as well as tighter credit spreads.

Other:

•	Other revenues decreased from a year ago primarily reflecting lower mark-to-market gains associated with corporate lending activity.

($ millions)	2Q 2021	2Q 2020

Net Revenues	$7,092	$8,199

Investment Banking	$2,376	$2,051
Advisory	$664	$462
Equity underwriting	$1,072	$882
Fixed income underwriting	$640	$707

Equity	$2,827	$2,627
Fixed Income	$1,682	$3,041
Other	$207	$480

Provision for credit losses	$70	$217

Total Expenses	$4,524	$4,989
Compensation	$2,433	$2,952
Non-compensation	$2,091	$2,037

Provision for credit losses:

•	Provision for credit losses decreased from a year ago on loans held for investment as a result of an improved macroeconomic environment.

Total Expenses:

•	Compensation expense decreased from a year ago on lower revenues.

•	Non-compensation expenses were essentially unchanged from a year ago.

Wealth Management

Wealth Management reported net revenues for the current quarter of $6.1 billion compared with $4.7 billion from a year ago.  Pre-tax income of $1.6 billion9 in the current quarter resulted in a reported pre-tax margin of 26.8% or 27.8% excluding the impact of integration-related expenses.6,8  The comparisons of current year results to prior periods were impacted by the acquisition of E*TRADE.

Net revenues increased 30% from a year ago:

•	Asset management revenues increased from a year ago reflecting higher asset levels driven by market appreciation and positive fee-based flows.

•
Transactional revenues[15] increased 49% excluding the impact of lower mark-to-market gains on investments associated with certain employee deferred compensation plans. Results reflect incremental revenues as a result of the E*TRADE acquisition and strong client activity.

•
Net interest income (NII) increased from a year ago driven by incremental NII as a result of the E*TRADE acquisition and higher bank lending partially offset by the impact of lower rates and an increase in mortgage securities prepayment amortization expense.

($ millions)	2Q 2021	2Q 2020

Net Revenues	$6,095	$4,704
Asset management	$3,447	$2,507
Transactional[15]	$1,172	$1,075
Net interest income	$1,255	$1,030
Other	$221	$92
Provision for credit losses	$3	$22
Total Expenses	$4,456	$3,540
Compensation	$3,275	$2,729
Non-compensation	$1,181	$811

Total Expenses:

•
Compensation expense increased from a year ago driven by higher compensable revenues and incremental compensation as a result of the E*TRADE acquisition[6] partially offset by decreases in the fair value of certain deferred compensation plan referenced investments.

•	Non-compensation expenses increased from a year ago primarily driven by incremental expenses as a result of the E*TRADE acquisition.[6]

Investment Management

Investment Management reported net revenues of $1.7 billion compared with $886 million a year ago.  Pre-tax income was $430 million compared with $216 million a year ago.9  The comparisons of current year results to prior periods were impacted by the acquisition of Eaton Vance.

Net revenues increased 92% from a year ago:

•
Asset management and related fees increased from a year ago driven by incremental revenues as a result of the Eaton Vance acquisition and higher AUM on continued strong performance and positive net flows.

•	Performance-based income and other revenues increased from a year ago primarily on higher accrued carried interest across our funds, particularly in private equity and infrastructure.

($ millions)	2Q 2021	2Q 2020

Net Revenues	$1,702	$886
Asset management and related fees	$1,418	$684
Performance-based income and other	$284	$202
Total Expenses	$1,272	$670
Compensation	$715	$354
Non-compensation	$557	$316

Total Expenses:

•	Compensation expense increased from a year ago primarily driven by incremental compensation expenses as a result of the Eaton Vance acquisition,[6] carried interest and higher asset management revenues.

•	Non-compensation expenses increased from a year ago primarily driven by incremental expenses as a result of the Eaton Vance acquisition[6] and higher brokerage and clearing costs.

Other Matters

•	The Common Equity Tier 1 capital standardized ratio was 16.7%, 350 basis points above the aggregate standardized approach CET1 requirement.

•
The Firm announced a repurchase authorization of up to $12 billion of outstanding common stock through June 30, 2022. The Firm repurchased $2.9 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•
The Board of Directors declared a $0.70 quarterly dividend per share, payable on August 13, 2021 to common shareholders of record on July 30, 2021, a 100 percent increase from the current $0.35 per share dividend.

	2Q 2021	2Q 2020
Capital[16]
Standardized Approach
CET1 capital[17]	16.7%	16.5%
Tier 1 capital[17]	18.4%	18.6%
Advanced Approach
CET1 capital[17]	17.7%	16.1%
Tier 1 capital[17]	19.5%	18.1%
Leverage-based capital
Tier 1 leverage[18]	7.4%	8.1%
SLR[19]	5.9%	7.3%
Common Stock Repurchases
Repurchases ($ millions)	$2,939	N/A
Number of Shares (millions)	34	N/A
Average Price	$86.21	N/A
Period End Shares (millions)	1,834	1,576
Tax Rate	23.1%	25.7%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2020 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $103 million and $149 million for the second quarter of 2021 and 2020, respectively.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

4 The provision for credit losses for loans and lending commitments is now presented as a separate line in the consolidated income statements.

5 Return on average tangible common equity and return on average tangible common equity excluding integration-related expenses are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  The calculation of return on average tangible common equity excluding integration-related expenses is adjusted in both the numerator and the denominator to exclude the integration-related expenses associated with the acquisitions of E*TRADE and Eaton Vance.

6 The Firm’s second quarter results include $90 million of integration-related expenses on a pre-tax basis ($69 million after-tax) as a result of the E*TRADE and Eaton Vance acquisitions.  The integration-related expenses include $25 million in compensation expense and $65 million in non-compensation expense.  Wealth Management and Investment Management integration-related expenses include $9 million and $16 million in compensation expense, respectively, and $51 million and $14 million in non-compensation expense, respectively.

7 The Firm expense efficiency ratio of 68.6% represents total non-interest expenses as a percentage of net revenues.  The Firm expense efficiency ratio excluding integration-related expenses of 68.0% represents total non-interest expenses adjusted for integration-related expenses as a percentage of net revenues. The Firm expense efficiency ratio excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

8 Pre-tax margin represents income before taxes divided by net revenues.  Wealth Management pre-tax margin excluding the integration-related expenses represents income before taxes less those expenses divided by net revenues.  Wealth Management pre-tax margin excluding integration-related expenses is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance.

9 Pre-tax income represents income before taxes.

10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

11 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees, and excludes institutional cash management related activity.

12 Wealth Management net new assets represent client inflows, including dividend and interest, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions.

13 AUM is defined as assets under management.

14 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

15 Transactional revenues include investment banking, trading, and commissions and fee revenues.  Transactional revenues excluding the impact of mark-to-market gains on investments associated with employee deferred cash-based compensation plans is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.

16 Capital ratios are estimates as of the press release date, July 15, 2021.

17 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2020 (2020 Form 10-K).

18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $84.6 billion and $77.4 billion, and supplementary leverage exposure denominator of approximately $1.44 trillion and $1.06 trillion, for the second quarter of 2021 and 2020, respectively.  Based on a Federal Reserve interim final rule that was in effect until March 31, 2021, our SLR and supplementary leverage exposure as of June 30, 2020 reflects the exclusion of U.S. Treasury securities and deposits at Federal Reserve Banks.  The exclusion of these assets had the effect of increasing our SLR by 0.9% as of June 30, 2020.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020	Change
Revenues:
Investment banking	$2,560	$2,840	$2,142	(10%)	20%	$5,400	$3,413	58%
Trading	3,330	4,225	4,803	(21%)	(31%)	7,555	7,604	(1%)
Investments	381	318	275	20%	39%	699	313	123%
Commissions and fees	1,308	1,626	1,102	(20%)	19%	2,934	2,462	19%
Asset management	4,973	4,398	3,265	13%	52%	9,371	6,682	40%
Other	342	284	473	20%	(28%)	626	9	*
Total non-interest revenues	12,894	13,691	12,060	(6%)	7%	26,585	20,483	30%

Interest income	2,212	2,437	2,358	(9%)	(6%)	4,649	5,861	(21%)
Interest expense	347	409	758	(15%)	(54%)	756	2,905	(74%)
Net interest	1,865	2,028	1,600	(8%)	17%	3,893	2,956	32%
Net revenues	14,759	15,719	13,660	(6%)	8%	30,478	23,439	30%

Provision for credit losses	73	(98)	239	*	(69%)	(25)	646	*

Non-interest expenses:
Compensation and benefits	6,423	6,798	6,035	(6%)	6%	13,221	10,318	28%

Non-compensation expenses:
Brokerage, clearing and exchange fees	795	910	716	(13%)	11%	1,705	1,456	17%
Information processing and communications	765	733	589	4%	30%	1,498	1,152	30%
Professional services	746	624	535	20%	39%	1,370	984	39%
Occupancy and equipment	414	405	365	2%	13%	819	730	12%
Marketing and business development	146	146	63	--	132%	292	195	50%
Other	831	857	763	(3%)	9%	1,688	1,457	16%
Total non-compensation expenses	3,697	3,675	3,031	1%	22%	7,372	5,974	23%

Total non-interest expenses	10,120	10,473	9,066	(3%)	12%	20,593	16,292	26%

Income before provision for income taxes	4,566	5,344	4,355	(15%)	5%	9,910	6,501	52%
Provision for income taxes	1,054	1,176	1,119	(10%)	(6%)	2,230	1,485	50%
Net income	$3,512	$4,168	$3,236	(16%)	9%	$7,680	$5,016	53%
Net income applicable to nonredeemable noncontrolling interests	1	48	40	(98%)	(98%)	49	122	(60%)
Net income applicable to Morgan Stanley	3,511	4,120	3,196	(15%)	10%	7,631	4,894	56%
Preferred stock dividend	103	138	149	(25%)	(31%)	241	257	(6%)
Earnings applicable to Morgan Stanley common shareholders	$3,408	$3,982	$3,047	(14%)	12%	$7,390	$4,637	59%

The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020	Change

Financial Metrics:

Earnings per basic share	$1.88	$2.22	$1.98	(15%)	(5%)	$4.10	$3.00	37%
Earnings per diluted share	$1.85	$2.19	$1.96	(16%)	(6%)	$4.04	$2.96	36%

Return on average common equity	13.8%	16.9%	15.7%			15.3%	12.2%
Return on average tangible common equity	18.6%	21.1%	17.8%			19.8%	13.9%

Book value per common share	$54.04	$52.71	$49.57			$54.04	$49.57
Tangible book value per common share	$40.12	$38.97	$43.68			$40.12	$43.68

Excluding integration-related expenses
Adjusted earnings per diluted share	$1.89	$2.22	$1.96	(15%)	(4%)	$4.11	$2.96	39%
Adjusted return on average common equity	14.1%	17.1%	15.7%			15.6%	12.2%
Adjusted return on average tangible common equity	19.0%	21.4%	17.8%			20.1%	13.9%

Financial Ratios:

Pre-tax profit margin	31%	34%	32%			33%	28%
Compensation and benefits as a % of net revenues	44%	43%	44%			43%	44%
Non-compensation expenses as a % of net revenues	25%	23%	22%			24%	25%
Firm expense efficiency ratio	69%	67%	66%			68%	70%
Firm expense efficiency ratio excluding integration-related expenses	68%	66%	66%			67%	70%
Effective tax rate	23.1%	22.0%	25.7%			22.5%	22.8%

Statistical Data:

Period end common shares outstanding (millions)	1,834	1,869	1,576	(2%)	16%
Average common shares outstanding (millions)
Basic	1,814	1,795	1,541	1%	18%	1,804	1,548	17%
Diluted	1,841	1,818	1,557	1%	18%	1,829	1,565	17%

Worldwide employees	71,826	70,975	61,596	1%	17%

Notes:
-	For the quarters ended June 30, 2021 and March 31, 2021, Firm results include pre-tax integration-related expenses of $90 million and $75 million ($69 million and $58 million after‐tax) respectively, reported in the Wealth Management and Investment Management business segments. The six months ended June 30, 2021 results include pre-tax integration-related expenses of $165 million ($127 million after‐tax).
-	The End Notes are an integral part of this presentation. Refer to the Financial Supplement on pages 12 - 17 for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.